Exhibit 99.1

PRESS RELEASE February 11, 2010	Investor Relations Contact: Brandi Floberg The Piacente Group, Inc. 212-481-2050 ir@arrowres.com

ARROWHEAD REPORTS FISCAL 2010 FIRST QUARTER FINANCIAL RESULTS

PASADENA, Calif. – Arrowhead Research Corporation (NASDAQ: ARWR) today announced financial results for its fiscal 2010 first quarter ended December 31, 2009.

“During the first quarter, we made steady progress in advancing our portfolio companies, and at Arrowhead where we further improved our cost structure and strengthened our balance sheet with the completion of our financing in December,” said Christopher Anzalone, Arrowhead’s CEO. “In the short time since our last earnings release, Unidym in particular has made excellent business development progress by completing several partnering and licensing agreements with industry leaders. Our nanobiotech portfolio companies are continuing clinical and technical development and we are exploring exciting new opportunities for future investment in the life sciences industry. Additionally, we completed the sale of essentially all of Tego Biosciences’ assets, bringing in a modest upfront payment while retaining future upside potential.

“To support progress with our businesses, we have enhanced our leadership team through several key appointments including a new CFO and the addition of distinguished experts to both Unidym and Calando’s boards. These types of business, technical and organizational developments are indicators of our company’s evolution as we look to add value through the advancement of our subsidiaries. We believe that fiscal 2010 will prove to be an exciting year for Arrowhead and our shareholders,” Dr. Anzalone concluded.

FIRST QUARTER FISCAL 2010 AND RECENT COMPANY HIGHLIGHTS:

•	Business highlights:

•	Unidym extended its partnership with Samsung Electronics for flexible displays into a third year and entered into a new JDA with another major LCD manufacturer for glass based LCDs.

•	Unidym entered into a joint venture to market and co-develop its films and electronic ink products into the Korean touch panel and display industries.

•	Unidym entered into license agreements with four companies for applications outside its core electronics focus.

•	The Company completed the sale of Tego’s assets to Luna Innovations, Inc. The purchase price included up-front payments of $430,000 with additional milestone payments in the future.

•	Financial highlights:

•	Decreased quarterly operating expenses by 75% versus the prior year’s quarter to $2.3 million.

•	Decreased cash used in operating activities from $7.7 million in the prior year quarter to $1.6 million in the current quarter.

•	On December 11, 2009, completed a private placement for gross proceeds of $3.2 million.

SELECTED FISCAL 2010 FIRST QUARTER FINANCIAL RESULTS

For the quarter ended December 31, 2009, Arrowhead reported revenue of $148,000, compared with $702,000 in the quarter ended December 31, 2008. The prior period revenue included $535,000 in proceeds from license fees and grants, which were not repeated in the current period. The sale of carbon nanotubes by Unidym comprised comparable revenue in both periods.

Total operating expenses for the quarter ended December 31, 2009 were $2.3 million, a decrease of $7.0 million from $9.3 million during the quarter ended December 31, 2008. The significant reduction in operating expenses was a result of measures undertaken by management during 2009 to streamline its businesses and better align its cost structure with its capital resources.

Net loss for the quarter ended December 31, 2009 was $1.5 million, or $0.03 per share based on 58.6 million weighted average shares outstanding. This compares with a net loss of $8.0 million, or $0.19 per share based on 42.9 million weighted average shares outstanding, for the quarter ended December 31, 2008.

Conference Call

The Company will conduct a financial announcement conference call on, Thursday, February 11, 2010, at 4:30 p.m. Eastern time/1:30 p.m. Pacific time to discuss the Company’s results. To participate in the conference call, please dial 877-941-4774 toll free from the US or Canada, or 480-629-9760 from outside the US. Investors may also access a live audio webcast of this conference call on the Company’s website at www.arrowheadresearch.com.

A replay of the webcast will be available approximately two hours after the conclusion of the call. The webcast replay will remain available for 90 days. An audio replay will also be available approximately two hours after the conclusion of the call and will be made available until Thursday February 18, 2010. The audio replay can be accessed by dialing 800-406-7325 toll free from the US or Canada, or 303-590-3030 internationally, and entering access ID number 4220149#.

About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) (NASDAQ: ARWR) is a nanotechnology company commercializing new technologies in the areas of life sciences and electronics. Arrowhead is seeking to build value for shareholders through the progress of its subsidiaries and investments. Currently, Arrowhead is focused primarily on its two majority owned subsidiaries; Unidym, a leader in carbon nanotube technology for electronic applications, and Calando, at the forefront of clinical application of RNAi delivery technology. Arrowhead also has minority investments in two privately held nanobiotech companies.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. For example, there can be no assurance that Arrowhead or its subsidiaries will be able to sustain operations for expected periods, that we will be able to achieve or sustain targeted levels of expense reductions or that any of these entities will be successful in obtaining additional funding needed to sustain operations. Arrowhead Research Corporation’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements for any reason.

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